Change in Independent Registered Public Accounting Firm

On December 16, 2025, the Fund dismissed Deloitte & Touche, LLP (“Deloitte”) as the independent registered public accounting firm with respect to the Fund. On December 16, 2025, the audit committee (the “Audit Committee”) of the Board of the Fund approved the appointment of PricewaterhouseCoopers LLP (“PwC”), as the Fund’s independent registered public accounting firm for the fiscal year ending March 31, 2026, effective immediately concurrent with the dismissal of Deloitte.

During the Fund’s most recent fiscal year ended March 31, 2025, and the subsequent interim period through December 16, 2025, neither the Fund nor anyone on its behalf consulted PwC regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Deloitte’s report on the Fund’s financial statements for the fiscal year ended March 31, 2025 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund’s fiscal year ended March 31, 2025, and the subsequent interim period through December 16, 2025, there were no (i) disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in its reports covering the Fund’s consolidated financial statements for such periods and (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Fund provided Deloitte with a copy of the foregoing disclosure in accordance with the requirements of Instruction 2 to Item 304 of Regulation S-K.

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-00153 USA

Tel: 1 212 492 4000 Fax: 1 212 489 1687 www.deloitte.com

June 9, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

 Dear Sirs/Madams:

We have read Item 19(a)(5) under caption “Change in Independent Registered Public Accounting Firm” of iDirect Multi-Strategy Fund, LLC’s Form N-CSR dated June 9, 2026, and have the following comments:

1.	We agree with the statements concerning our Firm made in the ﬁrst sentence of the ﬁrst paragraph, third, fourth and ﬁfth paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the ﬁrst paragraph, and second paragraph.

Yours truly,